Exhibit 99.1

Life Care Medical Devices Provides Mid-Year 2013 Corporate Review and Outlines Near-Term Corporate Milestones

- #1 Priority to Focus on Revenue Growth and Market Expansion-

- Proprietary, Innovative Keyhole Cup® Laparoscopic Access Device Available in 4 Markets Worldwide-

-On Track to File 510K with FDA for Keyhole Cup in Q3 2013; U.S. Launch Expected Q1 2014-

New York, NY, June 11, 2013 – Life Care Medical Devices Ltd., (OTC BB: LCMD), a development stage medical device company today provided a mid-year 2013 corporate review and outlined the Company’s near-term key strategic priorities and expected corporate milestones.

Life Care Medical Devices’ lead development and commercialization program is its proprietary, innovative Keyhole Cup® Laparoscopic Access Device for use in laparoscopic surgery. Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access and provide the surgeon a method for rapid, consistent, and safe access to the abdominal region.

The Company has made significant advancements in executing its strategy in the first half of 2013. The Keyhole Cup is currently commercially available with on-the-ground sales personnel in the largest medical device markets (other than the US); Southeast Asia, Europe and Middle East; as well as South America. In addition to its offices in New York and Hong Kong, Life Care Medical Devices recently announced the addition of its European subsidiary office in Dublin, Ireland where it will manage all aspects of the company's European business, given Ireland’s strong, solid history in the medical device arena. As part of its market expansion strategy, the Company is currently preparing its 510K application with the U.S. Food and Drug Administration (FDA) and plans to file early in the third quarter of 2013, with launch preparations underway.

Keyhole Cup Laparoscopic Access Device Strategic Priorities:

•	Identify Key Opinion Leaders (KOL’s) in target markets globally
•	Finalize distribution partner selection process
•	Continue executing robust market expansion strategy
•	File a 510K application with FDA and prepare for launch
•	Launch Keyhole Cup in U.S.

Glenn Foley, Life Care Medical Device Ltd.’s Chief Executive Officer stated, “Keyhole Cup laparoscopic access device addresses a critical need and has the potential to be an integral component of laparoscopic surgery used by surgeons worldwide. We have been working in earnest building a solid foundation to leverage and exploit the potential of our Keyhole Cup platform. The coming months will be extremely important for LCMD as we look to build on our momentum, and I believe we have the opportunity to execute on multiple fronts.”

Foley continued, “Our number one priority is the solid execution of our global sales and market expansion strategy for the Keyhole Cup laparoscopic access platform. To accomplish this, our efforts are focused on raising the awareness of our Keyhole Cup device among KOL’s, filing with the FDA and preparing for the launch in the U.S. and finalizing important distribution agreements in key markets worldwide.”

About KeyHole Cup® Laparoscopic Access Device

In laparoscopic surgery the alternative methods of gaining access to the abdominal cavity have developed as a form of risk mitigation to injury from the Veress needle access technique, such as the Scandinavian and the Hassan methods which involve scalpel induced surgical openings that add additional time and steps relative to the Veress approach.

Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access. The KeyHole Cup device is a proprietary laparoscopic surgery access device. The device is a domed shaped technology that utilizes negative pressure to raise the anterior abdominal wall for rapid and safe access of the abdomen of surgical instruments.

The use of the KeyHole Cup should in fact increase the use of the Veress needle approach since it removes many of the inadvertent injuries. LCMD is developing a platform of devices designed to make the laparoscopic surgery procedure safer and more efficient and allow the surgeon to control all phases of the procedure.

About Life Care Medical Devices Limited

Life Care Medical Devices Limited (“LCMD”) was founded to establish a medical device operating entity for the production and distribution of medical device technologies. LCMD’s lead product in its pipeline, the KeyHole Cup, is a proprietary device now available for use in laparoscopic surgery. Laparoscopic surgery is the second largest medical segment worldwide with 45 million procedures performed globally and a 10% organic year-on-year growth. As a surgical access device, the KeyHole Cup can be utilized in every laparoscopic procedure.

LCMD’s proprietary product platforms are being developed to serve large sub-segments of health care. The two initial platforms for market cover laparoscopic surgery (KeyHole Cup) and pain management (Epios).

Please Note: This release may contain forward-looking statements regarding our prospective performance.  Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of our company. Accordingly, actual results may differ materially from anticipated results. Some of the factors that could cause our actual results to differ from our expectations include, without limitation: the ability to receive FDA and foreign regulatory approvals for our product candidates, including the Keyhole Cup Laparoscopic Access Device; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including the Keyhole Cup Laparoscopic Access Device; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to enter into and maintain collaborations with third parties for the development and commercialization of our products, including the Keyhole Cup Laparoscopic Access Device; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to retain and hire necessary employees and to staff our operations appropriately; and our dependence on the success of the Keyhole Cup Laparoscopic Access Device.  The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

SOURCE: Life Care Medical Devices Ltd.

CONTACT:

Investors and Media:

Jenene Thomas

Investor Relations + Corporate Communications Advisor

Thomas@lifecmed.com

+1 908-938-1475